Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

The Vita Coco Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	—(2)	—	—

Fees to be Paid	Equity	Preferred stock, par value $0.01 per share	457(o)	—	—	—(2)	—	—

Fees to be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—

Fees to be Paid	Other	Warrants	457(o)	—	—	—	—	—

Fees to be Paid	Other	Purchase Contracts	457(o)	—	—	—	—	—

Fees to be Paid	Other	Units	457(o)	—	—	—	—	—

		Total Primary Offering Amounts		(1)(2)	(1)(2)	$200,000,000.00(3)	0.00011020	$22,040.00

Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(c)	26,585,104	$21.58(4)	$573,706,544.32	0.00011020	$63,222.47

		Total Offering Amounts				$773,706,544.32	0.00011020	$85,262.47

		Total Fees Previously Paid				—		—

		Total Fee Offsets				—		—

		Net Fee Due						$85,262.47

(1)

An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(2)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $200,000,000.

(4)

Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the amount of registration fee, based on the average of the high and low prices as reported on the Nasdaq Global Select Market on May 1, 2023.